Exhibit 99.1

Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055	J. Michael Daniel Senior Vice President and Chief Financial Officer (276) 629-6614 – Investors mdaniel@bassettfurniture.com

For Immediate Release	Peter D. Morrison Vice President of Communications (276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Fourth Quarter Results

(Bassett, Va.) – January 25, 2024 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fourth quarter ended November 25, 2023.

Fiscal 2023 Fourth Quarter Highlights

(Dollars in millions)

	Sales				Operating Income (Loss)
	4th Qtr		Dollar	%	4th Qtr	% of	4th Qtr	% of
	2023	2022	Change	Change	2023	Sales	2022	Sales
Consolidated (1)	$94.7	$121.0	$(26.3)	-21.7%	$(4.5)	-4.8%	$6.7	5.5%

Wholesale	$60.6	$74.6	$(14.0)	-18.8%	$8.4	13.9%	$10.3	13.8%

Retail	$57.9	$74.5	$(16.6)	-22.3%	$0.2	0.3%	$5.5	7.4%

Corporate & Other (2)	$1.8	$2.0	$(0.2)	-10.0%	$(7.8)	N/A	$(9.4)	N/A

(1)

Our consolidated results include certain intercompany eliminations. See Table 4, “Segment Information” below for an illustration of the effects of these items on our consolidated sales and operating income.

(2)

Corporate and Other includes the operations of Noa Home Inc. for 2023 along with the shared Corporate costs that are benefiting both the Wholesale and Retail segments. This represents a change in our segment presentation from prior year periods. Previously, those shared Corporate costs had been included in the Wholesale segment and the operations of Noa Home Inc. were included in the Retail segment. Prior period results have been restated to conform to the current presentation.

The comparison to last year’s pandemic-fueled results plagued us again in our fourth quarter as consolidated sales fell by 21.7% resulting in considerably reduced operating results. Due to a noncash goodwill impairment charge discussed below, we recorded a loss for the quarter. Excluding the charge, the GAAP reported earnings per share of ($0.47) would have been $0.15 as compared to $0.61 in the fourth quarter of 2022. Year over year comparisons will be more favorable as 2024 unfolds but the difficult sales environment for home furnishings persists for the moment. That said, we improved our quarterly gross margin to 54.3% and produced an operating profit for the period if you exclude the goodwill impairment charge. We strengthened our balance sheet by virtue of generating $8.4 million of operating cash flow, ending the quarter with $70.2 million in cash and cash equivalents and no debt. We paid our regular quarterly dividend of $0.18 per share on November 24, 2023, and on January 11th our Board of Directors approved the next installment payable on March 1, 2024.

From a wholesale perspective, all categories experienced order declines although our Club Level, Bench Made domestic wood and domestic upholstery held up slightly better than the remaining product lines. Incoming wholesale orders were very similar for the final nine months of the year and appear to have stabilized, albeit at a relatively low level. We do sense that the massive inventory buildup at our open market accounts has finally begun to subside, which should provide new opportunities. Over the course of the year, we made necessary headcount adjustments to our domestic manufacturing footprint and remain vigilant as we match our backlogs with our production capacity. We ended the quarter and the year with $36.0 million of wholesale inventory, a 38.7% reduction compared to year end 2022. As expected, we did see a nice improvement in the overall margins compared to the third quarter of 2023 as we continue to cycle through excess Club Level inventory and imported wood product that both had the inflated container freight from 2022. We essentially cut the excess Club Level inventory in half over the course of the fourth quarter to approximately $3.5 million and expect to sell the remainder over the first two quarters of 2024. In spite of a 16.7% decrease in domestic upholstery sales from our Newton facility compared to the fourth quarter of 2022, we slightly increased our operating profit; a testament to the operational efficiencies of our associates in those facilities. We expect to continue to see margin improvement in our wholesale operations over the course of 2024.

On the back of improved gross margins, corporate retail operated profitably but significantly behind last year’s strong quarter as delivered sales fell by 22.2%. Close ratios were at all-time highs, our average order value improved, and design projects accounted for over 45% of sales. Our design staffs are doing a tremendous job of maximizing their opportunities and building bigger tickets. In short, the stores operated quite well under challenging circumstances. We believe that there is room to further improve our gross margins through new pricing and promotional strategies and by employing increased discipline in the disposition of our clearance merchandise. In late October, we completed an extensive remodeling of the first Bassett store, originally opened in Austin, Texas in 1997. We also completed the upfit of the location we purchased in Tampa, FL in 2022 with the doors opening for business in mid-January. Located in a heavily trafficked retail corridor, our fifth Florida location combines all of the elements behind the Bassett brand today. We also plan for one other opening in the Houston area later in the first quarter of 2024. After that, we will focus on refurbishing five to six of our legacy stores over the remainder of the year.

In the five quarters of ownership of Noa Home Inc., we have collaborated with the Noa team to open Western Canadian distribution, increase gross margins, better align advertising expenditures with sales, and establish a more disciplined financial reporting environment. In the next few months, we plan to exit the Australian e-commerce market, where we primarily sell mattresses, to concentrate on North America where we primarily sell furniture. However, the overall environment for e-commerce furniture sales has significantly softened since our purchase of Noa resulting in financial performance well below the original projections. Consequently, we recorded a noncash goodwill impairment charge of $5.4 million during the quarter.

We completed the migration to our new world class e-commerce platform just prior to the end of our third quarter in August of 2023. Since then, we have seen increased engagement as visitors are spending more time on our website as they view a greater number of pages. Our average order value has increased and more purchases are being made at the premium end of our line. Our ultimate goal is to provide a seamless omnichannel experience for our customers allowing them to shop on-line or in the store. We expect the more complicated projects will continue to use the talents of our design consultants as customers will need assistance in maneuvering through our options in our best-in-class custom furniture offerings. Additional enhancements to bassettfurniture.com are planned during 2024 that will improve brand engagement and customer visualization resulting in what we believe will be higher store and web sales.

Favorable demographics provide optimism for the future of home furnishings as millennial household formation unfolds. The post pandemic boom has led to a period of difficulty and disruption as witnessed by the bankruptcies of several prominent players in 2023. Although last year and early 2024 have been challenging, we have seen downturns before and we have a positive outlook on the future, perhaps with anticipated interest rate reductions later this year. In the meantime, we will focus our attention on product innovation, improving sales technology, updating our stores, enhancing margins, bringing in new talent, and prudently managing our balance sheet as we anticipate the inevitable upswing in the home furnishings space.

Robert H. Spilman, Jr., Chairman and CEO

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 88 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the fourth fiscal quarter of 2023, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward-looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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Table 1
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations - unaudited
(In thousands, except for per share data)

	Quarter Ended				Year Ended
	November 25, 2023		November 26, 2022		November 25, 2023		November 26, 2022
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales of furniture and accessories	$94,702	100.0%	$121,019	100.0%	$390,136	100.0%	$485,601	100.0%
Cost of furniture and accessories sold	43,288	45.7%	56,784	46.9%	183,648	47.1%	237,262	48.9%
Gross profit	51,414	54.3%	64,235	53.1%	206,488	52.9%	248,339	51.1%

Selling, general and administrative expenses	50,518	53.3%	57,532	47.5%	205,227	52.6%	218,069	44.9%
Goodwill impairment charge	5,409	5.7%	-	0.0%	5,409	1.4%	-	0.0%
Gain on revaluation of contingent consideration	-	0.0%	-	0.0%	1,013	0.3%	-	0.0%
Gain on sale of real estate	-	0.0%	-	0.0%	-	0.0%	4,595	8.9%
Income (loss) from operations	(4,513)	-4.8%	6,703	5.5%	(3,135)	-0.8%	34,865	7.2%

Interest income	883	1.7%	170	0.3%	2,528	4.9%	302	0.6%
Other loss, net	(500)	-0.5%	877	0.7%	(1,881)	-0.5%	(1,105)	-0.2%
Income (loss) from continuing operations before income taxes	(4,130)	-4.4%	7,750	6.4%	(2,488)	-0.6%	34,062	7.0%

Income tax expense (benefit)	(28)	0.0%	2,197	1.8%	683	0.2%	8,702	1.8%
Income (loss) from continuing operations	(4,102)	-4.3%	5,553	4.6%	(3,171)	-0.8%	25,360	5.2%

Discontinued operations:
Income from operations of logistical services	-		-		-		1,712
Gain on disposal (less adjustments)	-		(528)		-		52,534
Income tax expense	-		(1)		-		14,261

Income (loss) from discontinued operations - net of tax	-		(527)		-		39,985

Net income (loss)	$(4,102)		$5,026		$(3,171)		$65,345

Basic and diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.47)		$0.61		$(0.36)		$2.70
Income (loss) from discontinued operations	-		(0.06)		-		4.26
Basic and diluted earnings (loss) per share	$(0.47)		$0.55		$(0.36)		$6.96

Table 2
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	November 25, 2023	November 26, 2022
Assets
Current assets
Cash and cash equivalents	$52,407	$61,625
Short-term investments	17,775	17,715
Accounts receivable, net	13,736	17,838
Inventories, net	62,982	85,477
Recoverable income taxes	2,574	2,353
Other current assets	8,480	11,487
Total current assets	157,954	196,495

Property and equipment, net	83,981	77,001

Other long-term assets
Deferred income taxes, net	4,645	5,528
Goodwill and other intangible assets	16,067	21,727
Right of use assets under operating leases	100,888	99,472
Other	6,889	6,050
Total long-term assets	128,489	132,777
Total assets	$370,424	$406,273

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$16,338	$20,359
Accrued compensation and benefits	8,934	12,921
Customer deposits	22,788	35,963
Current portion of operating lease obligations	18,827	18,819
Other accrued expenses	11,003	12,765
Total current liabilities	77,890	100,827

Long-term liabilities
Post employment benefit obligations	10,207	9,954
Long-term portion of operating lease obligations	97,357	97,477
Other long-term liabilities	1,529	2,406
Total long-term liabilities	109,093	109,837

Stockholders’ equity
Common stock	43,842	44,759
Retained earnings	139,354	150,800
Additional paid-in-capital	93	-
Accumulated other comprehensive income (loss)	152	50
Total stockholders' equity	183,441	195,609
Total liabilities and stockholders’ equity	$370,424	$406,273

Table 3
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Year Ended
	November 25, 2023	November 26, 2022
Operating activities:
Net income	$(3,171)	$65,345
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,141	11,309
Gain on disposal of discontinued operations	-	(52,534)
Gain on sale of property and equipment	5	(4,595)
Goodwill impairment charges	5,409	-
Gain on revaluation of contingent consideration	(1,013)	-
Inventory valuation charges	4,626	3,648
Deferred income taxes	831	(2,339)
Other, net	2,031	(302)
Changes in operating assets and liabilities
Accounts receivable	4,102	3,169
Inventories	17,869	(9,536)
Other current and long-term assets	1,773	5,944
Right of use assets under operating leases	18,680	20,531
Customer deposits	(13,175)	(16,588)
Accounts payable and other liabilities	(9,188)	(4,073)
Obligations under operating leases	(20,196)	(22,949)
Net cash provided by (used in) operating activities	18,724	(2,970)

Investing activities:
Purchases of property and equipment	(17,489)	(21,296)
Proceeds from sale of property and equipment	500	8,226
Proceeds from disposal of discontinued operations, net	1,000	84,534
Cash paid for business acquisition, net of cash acquired	-	(5,582)
Other	(1,774)	(40)
Net cash used in investing activities	(17,763)	65,842

Financing activities:
Cash dividends	(5,982)	(20,162)
Other issuance of common stock	318	424
Repurchases of common stock	(4,176)	(15,122)
Taxes paid related to net share settlement of equity awards	(109)	(19)
Repayments of finance lease obligations	(278)	(684)
Net cash used in financing activities	(10,227)	(35,563)
Effect of exchange rate changes on cash and cash equivalents	48	(58)
Change in cash and cash equivalents	(9,218)	27,251
Cash and cash equivalents - beginning of period	61,625	34,374

Cash and cash equivalents - end of period	$52,407	$61,625

Table 4
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended		Year Ended
	November 25, 2023	November 26, 2022	November 25, 2023	November 26, 2022
Sales Revenue
Wholesale sales of furniture and accessories	$60,593	$74,624	$248,911	$324,569
Less: Sales to retail segment	(25,587)	(29,913)	(103,519)	(125,889)
Wholesale sales to external customers	35,006	44,711	145,392	198,680
Retail sales of furniture and accessories	57,936	74,506	235,940	285,119
Corporate & Other (1)	1,760	1,802	8,804	1,802
Consolidated net sales of furniture and accessories	$94,702	$121,019	$390,136	$485,601

Income from Operations
Wholesale	$8,360	$10,323	$30,699	$41,979
Retail	215	5,548	(536)	19,352
Net expenses - Corporate and other (1)	(7,786)	(9,364)	(29,926)	(30,997)
Inter-company elimination	107	196	1,024	(64)
Goodwill impairment charge	(5,409)	-	(5,409)
Gain on revaluation of contingent consideration	-	-	1,013	-
Gain on sale of real estate	-	-	-	4,595
Consolidated	$(4,513)	$6,703	$(3,135)	$34,865

(1)

Corporate and Other includes the operations of Noa Home Inc. for 2023 along with the shared Corporate costs that are benefiting both the Wholesale and Retail segments. This represents a change in our segment presentation from prior year periods. Previously, those shared Corporate costs had been included in the Wholesale segment and the operations of Noa Home Inc. were included in the Retail segment. Prior period results have been restated to conform to the current presentation.